Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into between Quanta Services, Inc. (“Quanta”) and James Redgie Probst (“Employee”) on this 31st day of March, 2020, but effective as of April 1, 2020 (the “Effective Date”).
I. RECITALS

As of the date of this Agreement, the Employer Group (as defined below) is engaged primarily in the business of specialty contracting for customers in the electric power, natural gas, oil, pipeline, renewable energies and telecommunications industries, as well as for transportation, commercial and industrial customers. As such, the Employer Group has developed and continues to develop and use certain trade secrets and other Proprietary and Confidential Information, as hereinafter defined. The Employer Group has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer (as defined below) and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Employer Group.
Pursuant to this Agreement, Employee shall be employed by Employer in a confidential and fiduciary relationship and such Proprietary and Confidential Information will necessarily be provided to, communicated to, or acquired by Employee by virtue of his employment with Employer.
Based upon the above, Employer desires to retain the services of Employee on its own behalf, as well as on the behalf of its subsidiaries and affiliated companies and, in so doing, protect its Proprietary and Confidential Information subject to the terms and conditions set forth herein.
II. DEFINITIONS

A.For purposes of this Agreement, “Employer” shall mean Quanta or any other affiliated entity that is deemed to be the employer of Employee, and “Employer Group” shall mean Quanta and its predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.

B.As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Employer Group’s computer programs, system documentation, special hardware, related software development, and the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions. Proprietary and Confidential Information also includes information developed by Employee during his course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment.

C.As used in this Agreement, “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable.

Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.

D.As used in this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual business of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.

E.As used in this Agreement, “Competitive Business” means engineering, procurement and construction services for comprehensive infrastructure needs in the electric power and oil and gas industries, including specialty contracting for customers, as applicable, in the electric power, natural gas, oil, pipeline, renewable energies and telecommunications industries, as well as for transportation, commercial and industrial customers, or with respect to any period following the Date of Termination, customers in those industries serviced by the Employer Group as of the Date of Termination, and any such other business that is actively engaged in by the Employer Group as of the Date of Termination.

F.For purposes of this Agreement, “make” or “made,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Employee is a sole or joint inventor.

G.For purposes of this Agreement, “Change in Control” shall mean:

1.Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta and immediately after such acquisition such person, entity or group is, directly or indirectly, the Beneficial Owner of Voting Securities representing more than fifty percent (50%) of the total fair market value or total voting power of all of the then-outstanding Voting Securities of Quanta; or

2.Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly, or has acquired during the preceding twelve (12) months, Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta and immediately after such acquisition such person, entity or group is, directly or indirectly, the Beneficial Owner of Voting Securities representing thirty percent (30%) or more of the total voting power of all of the then-outstanding Voting Securities of Quanta; or

3.Individuals who, as of the date hereof, constitute the Board of Directors of Quanta (the “Board”), and any new director whose election by the Board or nomination for election by Quanta’s stockholders was approved by a vote of a majority of the directors then still in office who were directors as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board within a 12-month period; or

4.Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly, or has acquired during the preceding 12-months, forty percent (40%) or more of the total gross fair market value of assets of the Employer Group.

H.For purposes of this Agreement, “Voting Security” means common stock or other capital stock, including preferred stock, of the applicable entity entitled generally to vote in the election of directors and preferred stock and other equity securities (not including options, warrants or similar rights) convertible into securities entitled generally to vote in the election of directors (whether or not then convertible).

III. TERMS OF EMPLOYMENT

A.Position and Duties. Employee is hereby employed by Employer as President - Electric Power. Employee shall have the primary responsibilities, duties and authority commensurate with Employee’s position and as prescribed from time to time by Quanta’s Chief Executive Officer or the Board, in their discretion, in a manner consistent with Employee’s position. Employee shall devote his full business time, attention and effort to the performance of this Agreement and to his duties as described herein.

1.Employee shall faithfully adhere to, execute and fulfill the duties and responsibilities of Employee’s position and as modified or prescribed from time to time by Quanta’s Chief Executive Officer or the Board.

2.Employee agrees to devote reasonable attention and time to the business and affairs of Employer and, to the extent necessary, to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

3.Employee shall not, during the term of his employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities to Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities to Employer as set forth in this Agreement.

4.In the performance of his duties, Employee shall use his best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to Employer.

B.     Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for two (2) years, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of its or his intention not to renew this Agreement (the “Renewal Termination Notice”) not less than six (6) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”)

1.Termination upon Death. This Agreement (and all of Employee’s rights and Employer’s obligations hereunder) shall terminate as of the date of Employee’s death.

2.Termination upon Disability. If Employee becomes Disabled as defined herein, Employer may, by written notice to Employee, terminate this Agreement and Employee’s employment hereunder. For purposes of this Agreement, “Disabled” or “Disability” means, as determined by the Compensation Committee of the Board (the “Committee”), that (i) Employee is unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or last twelve (12) months or more, or Employee receives replacement income for three (3) months or more due to such physical or mental impairment or (ii) such other definition that complies with the definition of disability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

3.Termination for Cause. Employer may terminate this Agreement and Employee’s employment hereunder for or without Cause by providing written notice to Employee of its intention to do so. For purposes of this Agreement, “Cause” shall mean:

a.Employee’s gross negligence in the performance of, intentional nonperformance of, or inattention to his material duties and responsibilities hereunder, other than due to Employee’s mental or physical incapacity and excluding poor or unsatisfactory results that arise from Employee’s good faith effort;

b.Employee’s willful dishonesty, fraud or willful misconduct with respect to the business or affairs of Employer, other than of a de minimis nature;

c.the willful or intentional violation by Employee of any of Employer’s policies or procedures that are applicable to Employee and of which Employee has been made aware in writing in advance;

d.a conviction of, a plea of nolo contendere, a guilty plea, or confession by Employee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude;

e.Employee’s use of illegal substances or habitual drunkenness such that Employee’s work performance is affected or such condition causes embarrassment to the Employer; or

f.the material breach by Employee of this Agreement.

For purposes of this Agreement, no act or failure to act on the part of Employee shall be considered intentional or willful unless it is done, or omitted to be done, by Employee without the reasonable, good faith belief that Employee’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of Employee’s position. Notwithstanding the foregoing, Employee’s employment shall not be deemed to have been terminated for Cause unless (1) a Notice of Termination (as defined below) is delivered to Employee no later than 90 days after Quanta’s Chief Executive Officer learns of the event which, taken together with any relevant prior events, Quanta’s Chief Executive Officer, after consultation with the Board (or a committee thereof), deems to constitute Cause, (2) if such Notice of Termination is based on Section III.B.3.a, Section III.B.3.c or Section III.B.3.f and if Quanta’s Chief Executive Officer, after consultation with the Board (or a committee thereof), determines reasonably and in good faith that such action or inaction is curable, Employee has been provided a period of 30 days after receipt of the Notice of Termination to cease the actions or inactions or otherwise cure such damage, and Employee fails to do so, and (3) Quanta’s Chief Executive Officer, after consultation with the Board (or a committee thereof), shall have determined in good faith that Employee has committed Cause.
4.    Termination With or Without Good Reason. Employee may terminate this Agreement and his employment hereunder with or without Good Reason by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:

a.    the assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities as Employer’s President - Electric Power, or any other action by Employer that results in a diminution in Employee’s position, authority, duties or responsibilities as President - Electric Power (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);

b.    any material breach of this Agreement by Employer, including any requirement that Employee be based at any office or location that results in a violation of Section III.E of this Agreement; or

c.    any failure by Employer to comply with any of the provisions of Section IV of this Agreement.

Employee must provide written notice to Employer of the existence of the condition(s) described in Section III.B.4.a through Section III.B.4.c above within 90 days of the initial existence, or if later, actual good faith knowledge of the condition(s). Employer shall have 30 days after such notice is given during which to remedy the condition(s) to the extent that such condition(s) is reasonably curable, and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Employer within the 30 day cure period and Employee has been reasonably compensated for monetary losses or damages resulting therefrom.
5.Termination for Change in Control Good Reason. Employee may terminate this Agreement and his employment hereunder for Change in Control Good Reason in the twelve (12) months following a Change in Control by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Change in Control Good Reason” shall mean:

a.the assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities as Employer’s President - Electric Power, or any other action by Employer that results in a diminution in Employee’s position, authority, duties or responsibilities as President - Electric Power (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);

b.any material breach of this Agreement by Employer, including any requirement that Employee be based at any office or location that results in a violation of Section III.E of this Agreement;

c.any failure by Employer to comply with any of the provisions of Section IV of this Agreement;

d.any failure by Employer to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent employee benefits consultant selected by Employer and reasonably acceptable to Employee or Employee’s legal representative) of all such compensation, retirement or benefit plans and policies provided to Employee is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer employees of Employer and its affiliated companies; or

e.in the event of a pending Change in Control, Employer and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Employer Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer’s obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform.

Employee must provide written notice to Employer of the existence of the condition(s) described in Section III.B.5.a through Section III.B.5.d above within 90 days of the initial existence, or if later, actual good faith knowledge of the condition(s). Employer shall have 30 days after such notice is given during which to remedy the condition(s) to the extent that such condition(s) is reasonably curable, and such occurrence shall not be deemed to constitute Change in Control Good Reason if such event or circumstance has been fully corrected by Employer within the 30 day cure period and Employee has been reasonably compensated for monetary losses or damages resulting therefrom.
C.    Notice of Termination. Any termination by Employer for Cause or Disability or by Employee for Good Reason or for Change in Control Good Reason shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section IX.C of this Agreement. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Employee; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Employee and, as applicable, the manner of cure; and (3) if the Date of Termination (as defined below) is other than the date of receipt of such Notice of Termination, specifies the termination date. The failure by either Employer or Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause, Good Reason or Change in Control Good Reason shall not waive any right of Employer or Employee or preclude Employer or Employee from asserting such fact or circumstance in enforcing Employer’s or Employee’s rights or obligations under this Agreement.

D.    Date of Termination. According to this Agreement, “Date of Termination” shall mean: (1) if Employee’s employment is terminated for Cause or Disability, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement; (2) if Employee’s employment is terminated by Employee for Good Reason or Change in Control Good Reason, no earlier than forty-five (45) days and no later than sixty-five (65) days after the date of the Employer’s receipt of the Notice of Termination; (3) if Employee’s employment is terminated by Employer other than for Cause or Disability, the Date of Termination shall be the date on which Employer notifies Employee of such termination; (4) if Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of the death of Employee; or (5) if Employee voluntarily terminates his employment, the Date of Termination shall be thirty

(30) days after Employee delivers written notice of his voluntary termination to Employer or such other date on which Employee and Employer shall agree to be the Date of Termination.

E.    Place of Performance. Other than normal business travel consistent with Employee’s duties, responsibilities and position, for so long as Employee is serving in the role of President - Electric Power, Employee shall carry out Employee’s duties and responsibilities under this Agreement at the corporate offices of Employer or any affiliate of Employer in the Houston, Texas or Salt Lake City, Utah metropolitan areas, it being understood that employment of Employee in a different role may require relocation.

IV. COMPENSATION

A.Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid, an annual base salary of $650,000 USD, payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly.

On at least an annual basis, Quanta’s Chief Executive Officer or a duly constituted committee of the Board will review Employee’s performance and may make increases to Employee’s annual base salary if, in its sole discretion, any such increase is warranted.
B.Bonus. Employee shall participate in Employer’s annual bonus plan at a level commensurate with Employee’s position. Employee may participate in other current and future incentive bonus plans as determined by Quanta’s Chief Executive Officer or a duly constituted committee of the Board.

C.Incentive, Savings and Retirement Plans. Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other similarly situated officers of Employer.

D.Welfare Benefit Plans. Employee and Employee’s dependents shall receive coverage under the welfare benefit plans, practices, policies and programs provided by Employer including, but not limited to, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, generally applicable to other peer employees of Employer, the terms and conditions of which shall be no less favorable than those available to other similarly situated officers of Employer.

E.Reimbursement of Expenses. Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of the Employer Group including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer or Quanta’s Chief Executive Officer. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer.

F.Severance Benefits upon Termination. Upon any termination of Employee’s employment with Employer for any or no reason (including, without limitation, at the end of the Term following a Renewal Termination Notice), Employee (or Employee’s estate or beneficiary, as applicable, in the event of death) shall be entitled to (i) Employee’s accrued but unpaid base salary through the Date of Termination, (ii) any accrued vested benefits under Employer’s employee welfare benefit plans and tax-qualified retirement plans in accordance with the terms of those plans, (iii) any earned and awarded unpaid bonus for a completed performance period, (iv) reimbursement of any reasonable and necessary business expense incurred prior to the Date of Termination in accordance with the policies of the Employer, and (v) accrued vacation through the Date of Termination if and to the extent payable in accordance with any future policies of the Employer (collectively, the “Accrued Amounts”). As set forth below, the following obligations are imposed upon Employer upon termination of this Agreement; provided, however, that to be entitled to such severance benefits, Employee will be required to execute, and not revoke, a Confidential Severance Agreement and Release provided by Employer as more fully described in Section IV.I below. All references under this Section IV.F to “base salary” and any benefit calculated based on “base salary” will be determined without giving effect to any reduction in base salary by the Employer which the Employee objected to by written notice to Quanta’s Chief Executive Officer at the time of such reduction.

1.Death. If Employee’s employment is terminated due to his death, Employee shall not be entitled to any severance benefits under the terms of this Agreement; provided, however, that if such termination occurs 6 months or more after the beginning of the annual incentive bonus year, Employee’s estate shall be entitled to an annual incentive bonus for the year in which the termination of employment occurs based on actual performance of the applicable performance goals, pro-rated to reflect the period of Employee’s employment with Employer during such annual incentive bonus year, paid at the same time that annual incentive bonuses for the year in which Employee’s termination of employment occurred are paid to active employees of Employer (a “Prorated Bonus”).

2.Disability. If Employee’s employment is terminated due to his Disability, Employee shall be entitled to (a) a Prorated Bonus, provided that such termination occurs 6 months or more after the beginning of the annual incentive bonus year, and (b) severance benefits equal to one (1) year of Employee’s annual base salary. Subject to Employee’s compliance with the requirements of Section IV.I below, the severance benefits shall be paid to Employee in a lump-sum payment within sixty (60) days of the Date of Termination.

3.Cause. If Employee’s employment is terminated for Cause as defined under this Agreement, Employee shall not be entitled to any severance benefits under the terms of this Agreement.

4.Without Cause or With Good Reason. If Employee’s employment is terminated by Employer without Cause or if Employee resigns his employment with Good Reason (in each case, other than such termination that occurs within the twelve (12) months following a Change in Control), Employee shall be entitled to (a) provided that such termination occurs 6 months or more after the beginning of the annual incentive bonus year, an annual incentive bonus for the year in which the termination of employment occurs based on actual performance of the applicable performance goals, without pro-ration, paid at the same time that annual incentive bonuses for the year in which Employee’s termination of employment occurred are paid to active employees of Employer and (b) severance benefits equal to two (2) years of Employee’s annual base salary. Subject to Employee’s compliance with the requirements of Section IV.I below, the severance benefits shall be paid to Employee in a lump-sum payment within sixty (60) days of the Date of Termination. In the event that Employee is entitled to receive severance benefits under Section IV.G.1, Employee will not be entitled to receive severance benefits under this Section.

5.Resignation by Employee Without Good Reason; Nonrenewal. If Employee resigns his employment without Good Reason or in the event of a Renewal Termination Notice where Employee’s employment terminates on or following the end of the then Term, Employee shall not be entitled to any severance benefits under the terms of this Agreement.

G.Severance Benefits upon Change in Control.

1.Termination without Cause; Termination With Change in Control Good Reason; Termination After Receipt of Renewal Termination Notice. In the event Employee is terminated without Cause by Employer, Employee resigns his employment with Change in Control Good Reason or Employee’s employment ends at the end of the applicable Term after Employee’s receipt of a Renewal Termination Notice, in each case, provided that such termination (or receipt of such Renewal Termination Notice) occurs within twelve (12) months following a Change in Control, Employee shall be entitled to the Accrued Amounts and the following:

a.a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times Employee’s base salary at the rate then in effect;

b.provided that such termination occurs 6 months or more after the beginning of the annual incentive bonus year, a lump-sum payment, due on the Date of Termination, equal to the target amount of the annual incentive bonus for the year in which the termination of employment occurs, provided, however, that such amount shall be reduced by any portion of such annual incentive bonus to which Employee is entitled pursuant to the terms of any applicable annual incentive bonus plan of the Employer Group or the transaction document with respect to the Change in Control;

c.a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times the higher of (i) the highest annual cash bonus paid (or earned if not yet paid) to Employee for the three (3) fiscal years preceding Employee’s termination under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof or (ii) Employee’s target annual cash bonus payable, including any bonus or portion thereof which has been earned but deferred, under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof for the current fiscal year or, if such target bonus has not yet been determined, for the most recently completed fiscal year; and

d.for a period of three (3) years following Employee’s termination continuation of medical, dental and vision benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section IV.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

In the event that Employee is entitled to receive severance benefits under this Section IV.G.1, Employee will not be entitled to receive severance benefits under Section IV.F.4. All references under this Section IV.G to “base salary” and any benefit calculated based on “base salary” will be determined without giving effect to any reduction in base salary by the Employer which the Employee objected to by written notice to Quanta’s Chief Executive Officer at the time of such reduction.
2.Limitation on Severance Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as herein after provided) that any payment or distribution by Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section IV.G.2 to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (hereinafter the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:

a.if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and

b.if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.

As used in this Section IV.G.2, “After-Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed upon the Payment. For purposes of any reduction made under Section IV.G.2.a, the Payments that shall be reduced shall be those that provide Employee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata. All determinations with respect to this Section IV.G.2 shall be made by an independent nationally recognized certified public accounting firm at Employer’s sole expense.
H.Compliance with Section 409A of the Code. The payments to be made under this Agreement are intended to be exempt from or compliant with Section 409A of the Code. Specifically, the severance payments and benefits under Section IV.F and Section IV.G hereof are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) and/or the separation pay exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9) or are intended to comply with Section 409A of the Code including, but not limited to, as applicable, being paid upon disability pursuant to 26 C.F.R. Section 1.409-3(i)(4), pursuant to change in control event pursuant to 26 C.F.R. Section 1.409A-3(i)(5) or pursuant to a fixed schedule or specified date pursuant to 26 C.F.R. Section 1.409A-3(a), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

For all purposes of this Agreement, Employee shall be considered to have terminated employment with Employer when Employee incurs a “separation from service” with the Employer Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.
If the Committee determines that severance payments due under this Agreement on account of termination of Employee’s employment constitute “deferred compensation” subject to Section 409A of the

Code, and that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first to occur of the first payroll date (i) of the seventh month following the month in which Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments Employee would have received during the prior six-month period if no such delay had been imposed) or (ii) following the date of Employee’s death. For purposes of this Agreement, whether Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Committee which are incorporated by reference herein.
Except as would result in non-compliance with the requirements of Section 409A of the Code, in the event of any amounts of deferred compensation that are payable to Employee under this Agreement in a series of installment payments, Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A of the Code, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
I.Confidential Severance Agreement and Release. Notwithstanding any provision herein to the contrary, if Employee has not delivered to Employer an executed Confidential Severance Agreement and Release in a form mutually agreeable to the parties (the “Release”), which shall effectuate a full and complete release of claims against the Employer Group and its affiliates, officers and directors (with reasonably customary carveouts, including for outstanding equity and equity incentive awards, vested employee benefits, and indemnification and insurance rights) and acknowledge the applicability of continuing covenants under this Agreement, on or before the fiftieth (50th) day after the Date of Termination, or if Employee revokes such executed Release prior to the sixtieth (60th) day after the Date of Termination, Employee shall forfeit all of the payments and benefits described in Section IV.F.2 or Section IV.F.4, as applicable; provided, however, that Employee shall not forfeit such amounts if Employer has not delivered to Employee the required form of Release on or before the 25th day following the Date of Termination.

J.Mitigation/Offset. Employee shall be under no obligation to seek other employment or to otherwise mitigate the obligations of Employer under this Agreement, and there shall be no offset against amounts or benefits due to Employer under this Agreement or otherwise on account of any claim Employer may have against Employee or any remuneration or other benefit earned or received by Employee after the Date of Termination from any other source.

V. COMPANY-RELATED INVENTIONS AND DEVELOPMENTS

A.Records of Inventions. Employee shall keep complete and current written records of Inventions and Developments made during the course of his employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Employee shall supplement any such disclosure to the extent

Employer may request. If Employee has any doubt as to whether or not to disclose any Inventions and Developments, Employee shall disclose the same to Employer.

B.Ownership of Inventions. All Company-Related Inventions and Developments made by Employee during the term of his employment with Employer shall be the sole and exclusive property of the applicable member(s) of the Employer Group. Employee shall assign, and does hereby assign, his entire right, title and interest in such Company-Related Inventions and Developments to the applicable member(s) of the Employer Group. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Employee asserts any property right in any Inventions and Developments made by Employee during the term of his employment with Employer, Employee shall promptly notify Employer of the same in writing.

C.Cooperation with Employer. Employee shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which the Employer Group elects to obtain and maintain for Inventions and Developments in which the Employer Group has a property right. Employee shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Employee shall make himself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Employee’s employment with Employer, provided that Employer shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Employee irrevocably designates and appoints Employer and its duly authorized officers and agents as his agents and attorneys-in-fact to act for Employee and on his behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.

D.Pre-employment Inventions. Employee shall completely identify on Exhibit A attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Employee prior to his employment with Employer or prior to execution of this Agreement in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee executes this Agreement.

E.Disclosure of Inventions after Termination. Employee shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Employee during the one (1) year immediately following Employee’s termination of employment, whether voluntarily or involuntarily, for the purposes of determining Employer’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Employee which are reduced to practice within one (1) year after termination of Employee’s employment, whether voluntary or involuntary, were conceived during the term of Employee’s employment with Employer unless Employee is able to establish a later conception date by clear and convincing evidence.

VI. OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION

A.Obligations of Employer.

1.Proprietary and Confidential Information. Employer shall provide Employee, during his employment, with valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of his job requirements and responsibilities with Employer. In addition, Employer shall provide to Employee, during his employment, with the equipment, materials and facilities necessary to assist Employee in the performance of his job requirements and responsibilities with Employer. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts the Employee from reporting possible violations of law to any governmental authority or making other disclosures that are protected under whistleblower provisions of applicable law.

2.Training. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of his job requirements and responsibilities with Employer including, but not limited to, training relating to the Employer Group’s cost structures, methods of operation, the Employer Group’s products and marketing techniques, the Employer Group’s business strategies, plans and models.

B.Obligations of Employee.

1.Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall not use or disclose Proprietary or Confidential Information without the written consent of Employer, except as may be necessary in the ordinary course of performing his duties to Employer.

2.Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Employer Group’s exclusive property. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with Employer. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Employee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary. In addition, Employee shall return all property of the Employer Group, including, but not limited to, computers, peripheral electronic equipment, personal digital assistants, cellular telephones, credit cards, keys, door cards, equipment, books, manuals and journals before leaving the employment of Employer for any reason, whether voluntary or involuntary.

3.Confidential Information from Previous Employment. Employee shall not disclose or use during his employment with Employer any proprietary and confidential information which Employee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before his employment with Employer and, furthermore, Employee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.

4.Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.

5.Agreement Not to Compete/Solicit.

a.Non-Compete. Employee agrees that during the Covenant Period (as defined below), he shall not, without Employer’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

(i)engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any Competitive Business, within any country in which the Employer Group conducts business, including any territory serviced by the Employer Group, or in which the Employer Group is actively pursuing business opportunities or has definitive plans to conduct business at any time during the Covenant Period (the “Territory”), provided, however, that nothing herein shall prohibit an investment action made by a third party without direction from Employee resulting in Employee’s passive beneficial ownership of not more than 5% of any class of equity securities of a private company in which private company’s activities Employee is not involved, directly or indirectly; provided, further, that the foregoing shall not prohibit Employee from being employed by or providing services to an entity that has a division or business that competes with the Employer Group so long as Employee is not employed by or providing services to such competing division or business;

(ii)call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Employer Group, or a prospective customer that has been actively solicited by the Employer Group, within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or

(iii)call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor, which candidate was, to Employee’s actual knowledge after due inquiry, either called upon by the Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.

b.Non-Solicitation. Employee agrees that during the Covenant Period, he shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any. A general solicitation for employment that is not targeted to employees of the Employer Group shall not be a violation of this Section VI.B.5.b.

c.Publicly Traded Securities. The provisions of Section VI.B.5 of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

d.Agreement to Inform Subsequent Employers. For a period of two (2) years after the termination of Employee’s employment with Employer, whether voluntary or involuntary, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.

e.Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in Section VI.B.5 of this Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

f.Ability to Obtain Other Employment. Employee acknowledges that (1) in the event of the termination of his employment with Employer (whether voluntary or involuntary), Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.
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g.Injunctive Relief. Employee acknowledges that compliance with Section VI.B of this Agreement is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Agreement. Because Employee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Employee of any promises set forth in this Agreement, Employee agrees that Employer shall be entitled to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Employee or Employee’s dependents.

h.Other Remedies. If Employee is determined in a final, non-appealable judgment by a court of competent jurisdiction or arbitrator, as the case may be under this Agreement, to have violated and/or breached this Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized or may realize, if any, as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by such violation or breach by Employee, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement. Any repayment or recovery under this Section VI.B.5.h shall be in an amount as determined by a final, non-appealable arbitration or judgment of a court.

i.Costs. Employee acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any arbitrator or court of competent jurisdiction awards the Employer Group any damages and/or an injunction due to the acts of Employee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses. In addition to the Employee’s rights under Article VIII, Employer acknowledges that should it become necessary for Employee to file suit to enforce the provisions of Section VI.B.6, and any arbitrator or court of competent jurisdiction awards Employee any damages and/or an injunction due to the acts of any member or representative of the Employer Group, then Employee shall be entitled to recover his reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

j.Covenant Period. For purposes of this Section VI.B.5, the Covenant Period shall mean the period from and during the Term of this Agreement and ending on the date that is two (2) years after Employee’s employment with Employer terminates, whether voluntary or involuntary; provided, however, that if Employer delivers to Employee a Renewal Termination Notice, as provided in Section III.B, and Employee remains employed with Employer through the expiration of the Term (and this Agreement), then the Covenant Period shall end on the date that is one (1) year after the date of receipt of such Renewal Termination Notice. For purposes of clarity, in the event that Employee’s employment with Employer terminates for any reason, whether voluntary or involuntary, after Employee receives a Renewal Termination Notice and before the end of the Term, the Covenant Period shall end on the date that is two (2) years after the termination of Employee’s employment.

6.Nondisparagement. Employee acknowledges and agrees that both during and after his employment with Employer, whether such termination is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Employer Group or any of their respective officers, directors, employees or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employee receives such a valid subpoena or legal mandate, he shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure. Employer agrees that during and after Employee’s employment with Employer, Employer will not, and will direct members of the Board and Employer’s executive officers not to, disparage, denigrate or comment negatively upon, either orally or in writing, Employee in any respect or make any comments concerning any aspect of Employee’s relationship with the Employer Group (other than to confirm dates of service) or any conduct or events which precipitated any termination of Employee’s employment with Employer, unless compelled to act by a valid subpoena or other legal mandate.

7.Exclusivity of Covenants. For purposes of clarity and without limiting Section IX.G of this Agreement, Employee and Employer agree that the restrictive covenants in Section V and

Section VI of this Agreement supersede and replace in their entirety any and all prior restrictive covenants applicable to Employee.

VII. WAIVER OF RIGHT TO JURY TRIAL

EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:
A.    Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy;
B.    Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws; and
C.    Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.
VIII. ARBITRATION; CLAIMS

Except with respect to enforcement of Employer’s rights under Section V and Section VI of this Agreement, Employee and Employer agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a mutually acceptable single arbitrator. The arbitration will take place in Houston, Texas. Employee and Employer agree that the decision of the arbitrator will be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen. The prevailing party in a final and binding arbitration decision shall be entitled to recover from the other party the arbitrator’s award and the reasonable costs and expenses incurred by such prevailing party in connection therewith (including attorneys’ fees); provided, however, that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators shall in all circumstances be paid by Employer. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.
Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.
Subject first to the requirement to seek arbitration, Employer and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas-Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”). In that regard, Employer and Employee waive, to the fullest extent allowed, any objection that Employer or Employee may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, Employer and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. Employer and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Employer or Employee is or may be subject to, by suit upon such judgment.
In the event Employee obtains a final judgment in his favor by a court of competent jurisdiction with respect to any dispute regarding Employer’s failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Employee to enforce Employee’s rights hereunder.
IX. MISCELLANEOUS

A.Publicity Release. By executing this Agreement, Employee forever gives the Employer Group, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right he may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.

B.Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local, F.I.C.A., foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

C.Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:

To Employer:    Quanta Services, Inc.
2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056
Attention: General Counsel

To Employee:    James Redgie Probst
2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056
Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Employee may change the address for notice purposes by notifying the other of such change in accordance with this Section IX.C.
D.Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.

E.Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.

F.Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.

G.Entire Agreement. This Agreement supersedes any other agreements, written or oral, between the Employer Group and Employee regarding the subject matter hereof, including, but not limited to, any restrictive covenants and that certain Employment Agreement by and between Probst Electric, Inc. and Employee dated November 4, 2013, as amended, and Employee has no oral representations, understandings or agreements with the Employer Group or any of their respective officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplement by evidence of any prior or contemporaneous oral or written agreements. Nothing in this Agreement supersedes any rights of Employee under any outstanding equity incentive award, under any indemnification agreement or provision, or under any insurance policy for directors’ or officers’ insurance or liability insurance.

H.Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

I.Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of the Employer Group’s business to a third party (whether by sale of all or a majority of the Employer Group’s issued and outstanding equity securities, by a merger or reorganization, or by a sale of all or substantially of the Employer Group’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Employee, provided that such third party purchaser agrees to assume and abide by all of Employer’s obligations set forth in this Agreement and provides written notice thereof to Employee. In the event of any such assignment, all references to “Quanta” hereunder shall mean the assignee, and to the extent any entity becomes the successor to Quanta, all obligations hereunder shall be the obligations of the successor and “Quanta” mean the successor entity.

J.Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, but to be effective as of the Effective Date.

QUANTA SERVICES, INC.:

By:    /s/ Earl C. Austin, Jr.
EARL C. AUSTIN, JR.
CHIEF EXECUTIVE OFFICER

EMPLOYEE:

/s/ James Redgie Probst
JAMES REDGIE PROBST

EXHIBIT A
Pre-Employment Inventions

None